Exhibit 5.1

June 9, 2017

Urstadt Biddle Properties Inc.

321 Railroad Avenue

Greenwich, Connecticut 06830

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Maryland counsel to Urstadt Biddle Properties Inc., a Maryland corporation (the “Company”), in connection with the registration of 2,822,443 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Shares”), as covered by the Company’s Registration Statement on Form S-3 (exclusive of the exhibits thereto, the “Registration Statement”) filed today with the Securities and Exchange Commission. The Shares will be issued by the Company from time to time to holders of units in UB High Ridge, LLC, a Delaware limited liability company (“UB High Ridge”), of which the Company is the managing member.

We have examined the Registration Statement; the Amended and Restated Operating Agreement of UB High Ridge, LLC, dated as of March 29, 2017 (the “Operating Agreement”), by and among UB High Ridge, the Company as managing member, and the other persons identified therein as members of UB High Ridge; the charter and the bylaws of the Company; certain records of proceedings of the board of directors of the Company with respect to the issuance and sale of the Shares and the transactions contemplated by the Operating Agreement Agreement; and such other corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and from officers of the Company. Based on that examination and subject to the assumptions and limitations set forth herein, it is our opinion that the Shares, if and when issued and sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

In giving our opinion as to the legality of the Shares, we are assuming that, at the time of the issuance of any of the Shares, the Executive Committee of the board of directors of the Company will have authorized the issuance thereof in the manner contemplated by the Operating Agreement, that the authorization will be within the limitations set forth in the delegation of authority to the Executive Committee, and that units of ownership interest in UB High Ridge will have been delivered as consideration for the Shares. We are also assuming that, at the time of issuance of the Shares, the issuance will not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company and that issuance of the Shares will comply with all requirements and restrictions, if any, applicable to the Company imposed by any court or governmental or regulatory body having jurisdiction over the Company. We are also assuming that, at the time of issuance of any Shares, the Company will have a sufficient number of authorized but unissued shares of its Class A Common Stock for the issuance, and that, at the time of issuance, the Company will be in good standing under the laws of the State of Maryland.

Urstadt Biddle Properties Inc. June 9, 2017 Page 2

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of our name under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ J. W. Thompson Webb
Principal